Exhibit 99.1

CONTACT: John Hyre, Investor Relations

Commercial Vehicle Group, Inc.

(614) 289-5157

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES FIRST QUARTER 2014 RESULTS

NEW ALBANY, OHIO, May 5, 2014 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported financial results for the first quarter ended March 31, 2014.

First quarter 2014 revenues were $198.1 million compared to $177.8 million for the prior-year period, an increase of 11.4 percent, primarily driven by increased production volumes in the North American heavy-duty truck and global construction markets we serve. Operating income for the first quarter was $5.4 million compared to an operating loss of $0.3 million for the prior-year period. Net loss was $0.5 million for the first quarter, or $(0.02) per diluted share, compared to a net loss of $4.6 million, or $(0.16) per diluted share in the prior-year period. Diluted shares outstanding were 28.9 million for the first quarter compared to 28.5 million for the prior-year period.

Included in the first quarter 2014 pre-tax results are a severance charge of $0.5 million associated with the impending closure of our Tigard, Oregon facility, and an asset impairment charge of $0.8 million resulting from the sale of our Norwalk, Ohio facility (which was closed in 2010).

An income tax provision of $0.8 million was recorded for the three months ended March 31, 2014 compared to an income tax benefit of $1.0 million for the prior-year period. The Company’s effective tax rate in the first quarter was adversely affected as certain favorable tax laws, including the research and development tax credit were not extended by Congress. Additionally, certain foreign affiliates (which are subject to deferred tax asset valuation allowances) experienced modest pre-tax losses which could not be used to offset the tax provision for affiliates that generated pre-tax income.

The Company did not have any outstanding borrowings under its asset-based revolver during the quarter ended March 31, 2014 and therefore was not subject to any financial maintenance covenants. At March 31, 2014, the Company had total liquidity of $111.0 million with cash of $73.9 million and availability from the asset-based revolver of $37.1 million.

“We are pleased to see improved sales along with corresponding improvements in gross profit and operating income, compared to the first quarter of 2013. Revenues improved by $20.2 million, gross profit improved by $6.2 million, and operating income improved by $5.7 million. The increase in revenues largely resulted from higher production volumes in the North American heavy-duty truck industry and improved sales to construction equipment OEMs in the global markets we serve. Conversion of sales into operating income exceeded our norm primarily as a consequence of the operating leverage from cost structure discipline in a rising market. We believe that increased production levels in

North American heavy-duty truck market, coupled with the leveling out of inventory drawdowns in global construction markets and economic growth forecasts in North America and China, bode well for the balance of the year,” said Richard Lavin, President and CEO of Commercial Vehicle Group.

Tim Trenary, Chief Financial Officer of Commercial Vehicle Group, stated, “As we previously indicated, during the first quarter of 2014 our SG&A spending returned to levels comparable to the first quarter of 2013. This increase in SG&A, especially as compared to the fourth quarter of 2013, was largely due to the re-investment of savings from our cost reduction efforts. These new investments include enhancements in the manner to which we go to market, including the development of a product line management infrastructure, actions to institutionalize our operational excellence effort and the development of a centrally led procurement organization.”

Management estimates that 2014 North American Class 8 truck production will be in the range of 265,000 to 285,000 units. The Company also expects that global production of mid- to heavy-construction equipment will be up modestly compared to 2013 levels.

A conference call to discuss the contents of this press release is scheduled for Tuesday, May 6, 2014, at 9:30 a.m. ET. To participate, dial (888) 680-0878 using access code 42304836. To pre-register for the conference call and receive a pin number visit:

https://www.theconferencingservice.com/prereg/key.process?key=PDAH8QXQP

This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 33376560.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a Delaware (USA) corporation. We were formed as a privately-held company in August 2000. We became a publicly held company in 2004. The Company (and its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the medium-and heavy-construction vehicle markets, the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational (ATV/UTV) markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, Class 8 North America build rates, performance of the global construction equipment business, expected cost savings, enhanced shareholder value and other economic benefits of the consulting services, the Company’s initiatives to address customer needs, organic growth, the Company’s economic growth plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products;

(iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck, construction, aftermarket, military, bus, agriculture and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility; (x) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives; (xi) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xii) volatility and cyclicality in the commercial vehicle market adversely affecting us; and (xiii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2013. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
	(In thousands, except per share amounts)
Revenues	$198,071	$177,822
Cost of Revenues	173,767	159,737

Gross Profit	24,304	18,085
Selling, General and Administrative Expenses	18,472	17,949
Amortization Expense	384	409

Operating Income (Loss)	5,448	(273)
Interest and Other Expense	5,108	5,354

Income (Loss) Before Provision (Benefit) for Income Taxes	340	(5,627)
Provision (Benefit) for Income Taxes	848	(1,011)

Net Loss	(508)	(4,616)
Less: Non-controlling interest in subsidiary’s loss	(2)	(2)

Net Loss Attributable to CVG Stockholders	$(506)	$(4,614)

Loss per Common Share:
Basic	$(0.02)	$(0.16)

Diluted	$(0.02)	$(0.16)

Weighted Average Shares Outstanding:
Basic	28,860	28,463

Diluted	28,860	28,463

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	March 31,	December 31,
	2014	2013
	(Unaudited)	(Unaudited)
	(In thousands, except share and per share amounts)
Assets

Current Assets:
Cash	$73,948	$72,695
Accounts receivable, net of reserve for doubtful accounts of $2,642 and $2,302, respectively	137,773	119,069
Inventories	82,503	80,133
Deferred income taxes	8,173	8,180
Other current assets	7,783	7,536

Total current assets	310,180	287,613

Property, plant and equipment, net of accumulated depreciation of $120,744 and $118,410, respectively	75,402	78,876
Goodwill	8,417	8,220
Intangible assets, net	20,233	20,348
Deferred income taxes	24,383	24,468
Other assets, net	11,497	12,916

Total assets	$450,112	$432,441

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$79,745	$68,280
Accrued liabilities	40,769	34,285

Total current liabilities	120,514	102,565

Long-term debt	250,000	250,000
Pension and other post-retirement benefits	16,598	17,249
Other long-term liabilities	2,574	2,686

Total liabilities	389,686	372,500

Stockholders’ Equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding; common stock, $0.01 par value per share; 60,000,000 shares authorized; 28,860,843 and 28,860,143 shares issued and outstanding, respectively	296	296
Treasury stock purchased from employees; 689,248 shares, respectively	(6,095)	(6,095)
Additional paid-in capital	229,643	229,137
Retained loss	(137,628)	(137,122)
Accumulated other comprehensive loss	(25,821)	(26,308)

Total CVG stockholders’ equity	60,395	59,908
Non-controlling interest	31	33

Total stockholders’ equity	60,426	59,941

Total liabilities and stockholders’ equity	$450,112	$432,441